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                                                                   EXHIBIT 99(i)


April 30, 2001


The Prairie Fund
801 41st Street
Suite 210
Miami Beach, Florida  33139


RE: OPINION OF COUNSEL REGARDING POST-EFFECTIVE AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT FILED ON FORM N-1A UNDER THE INVESTMENT COMPANY ACT OF 1940 (FILE NO. 811-09931)

Ladies and Gentlemen:

We have acted as counsel to The Prairie Fund, a Delaware business trust (the "Fund"), in connection with the above-referenced Registration Statement (as amended, the "Registration Statement") which relates to the Fund's units of beneficial interest, par value $.01 per share (collectively, the "Shares"). This opinion is being delivered to you in connection with the Fund's filing of Post Effective Amendment No. 2 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940 (the "1940 Act"). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

         (a) a certificate from the State of Delaware as to the existence and good standing of the Fund;

         (b) the Certificate of Trust for the Fund and all amendments and supplements thereto (the "Certificate of Trust");


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The Prairie Fund
April 27, 2001
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         (c) a certificate executed by Nancy Z. Markovitch, the Secretary of the
Fund, certifying as to, and attaching copies of, the Fund's Certificate of Trust and Bylaws (the "By-Laws"), and certain resolutions adopted by the Board of Trustees of the Fund authorizing the issuance of the Shares; and

         (d) a printer's proof of the Amendment.

In our capacity as counsel to the Fund, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund. We have assumed that the Amendment, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer's proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Certificate of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and nonassessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/S/ MORGAN, LEWIS & BOCKIUS LLP